UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2012

HARVEST NATURAL RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10762	77-0196707
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1177 Enclave Parkway, Suite 300, Houston, Texas	77077
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 899-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously reported, on August 20, 2012, Harvest Natural Resources, Inc. (“HNR”) entered into exchange agreements with certain existing noteholders of its 8.25% senior convertible notes pursuant to which such noteholders agreed to exchange $4,651,000 principal amount of the notes for 829,951 shares of common stock, resulting in an effective exchange price of $5.60. The conversion price of the notes issued on February 17, 2010 was $5.71. In addition, in lieu of cash, HNR agreed to issue to the noteholders 41,215 shares of common stock at $9.31 per share in exchange for foregoing a one year interest make-whole of $383,707.50. The exchange closed on August 23, 2012.

Also as previously reported, on August 21, 2012, HNR entered into an exchange agreement with a certain existing holder of its 8.25% senior convertible notes pursuant to which such noteholder agreed to exchange $1,900,000 principal amount of the notes for 339,047 shares of common stock, resulting in an effective exchange price of $5.60. The conversion price of the notes issued on February 17, 2010 was $5.71. In addition, in lieu of cash, HNR agreed to issue to the noteholder 17,955 shares of common stock at $8.73 per share in exchange for foregoing a one year interest make-whole of $156,750. The exchange closed on August 27, 2012.

After giving effect to the exchanges, approximately $9,000,000 principal amount of the notes remain outstanding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARVEST NATURAL RESOURCES, INC.

Dated: August 27, 2012	By:	/s/ Stephen C. Haynes
	Name:	Stephen C. Haynes
	Title:	Vice President, Chief Financial Officer and Treasurer